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                                                                  Exhibit 4.1

                             NORD PACIFIC LIMITED
                                 STOCK OPTION

     NORD PACIFIC LIMITED, a Bermuda corporation (the "Company"), hereby grants to ____________ ("Optionee"), effective March 5, 1998 ("Date of Grant"), as a separate inducement and agreement in connection with Optionee's services to the Company and not in lieu of any other compensation or fees paid to the Optionee for services, the right and option to purchase ____________shares of Common Stock of the Company ("Shares") at the purchase price of U.S$____ per Share (the "Option").

     The Option is granted upon the following terms:

     1. Subject to subparagraph 4 below, the Option shall expire at the close of business on the earlier of: (i) ________, or (ii) ninety (90) days after the date that the Optionee no longer has a contract and/or an employment relationship with the Company, unless exercised prior thereto.

     2. The Option is exercisable at any time, in whole or in part, subject to the provisions of subparagraphs 3 and 4 below.

     3. The Optionee shall vest __% on _______, 199_ and the remaining __% on ___________.

     4. In the event Optionee dies or becomes permanently disabled, the Option may be exercised within one (1) year after the date of death or permanent disability by the person or persons (including the Optionee's estate) to whom the Optionee's rights under the Option


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         shall have passed by will or by the laws of descent and distribution or by the Optionee or his or personal representatives, as the case may be. Under no circumstances, however, may the Option be exercised after the expiration date of the Option specified in subparagraph 1 above.

     5. The Option may not be assigned, transferred, pledged or otherwise encumbered by Optionee other than by will or the laws of descent and distribution; the Option may not be subject to execution, attachment, or similar process; and the Option may be exercised during the lifetime of Optionee only by Optionee.

     6. Payment for all Shares purchased to exercise the Option shall be made in cash or by certified check, money order or by personal check (if approved by the Board of Directors). In lieu of a check, the Optionee may, with the approval of the Compensation Committee of the Board of Directors in its sole discretion, submit certificates for stock of the Company tendered as full or partial payment of the option exercise price. Certificates for stock tendered must be endorsed or accompanied by signed stock powers with the signature guaranteed by the commercial bank or trust company or by a brokerage firm acceptable to the Company. Stock tendered in payment will be valued at its fair market value on the date of exercise of the Option. Any deficiency in the option exercise price shall be paid by certified check. Such payment shall be made at the time that the Option or any part thereof is exercised and no Shares shall be issued or delivered until full payment therefor has been made.

     7. If and to the extent that the number of issued shares of common stock of the Company shall be increased or reduced by change in par value, split up, reclassification, distribution of a dividend payable in stock or the like, the number of shares subject to the Option and the option


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         price per share shall be proportionately adjusted.  If the Company shall be the surviving corporation in any merger or consolidation, recapitalization, reclassification of shares or similar reorganization, the holder of this Option shall be entitled to purchase, at the same times and upon the same terms and conditions as are then provided in this Option, the number and class of shares of stock or other securities to which a holder of the number of shares of stock subject to this Option at the time of such transaction would have been entitled to receive as a result of such transaction. In the event of a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation, this Option shall terminate upon the effective date thereof, except to the extent that another corporation assumes this Option or substitutes another option therefor. Except as expressly provided in this Section 7, the holder of this Option shall have no rights by reason of any subdivision or combination of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock or any class or by reason of any dissolution, liquidation, merger or consolidation or distribution to the Company's shareholders of assets or stock of another corporation. Except as expressly provided herein, any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of stock subject to this Option.

     8. Optionee shall have no rights as a stockholder with respect to the Option until payment of the option price and delivery to him of the Shares as herein provided.

     9. This Option Agreement shall be governed by and construed in accordance with the laws of


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         Bermuda, without giving effect to principals of conflict of laws.

     10. Neither this Option Agreement nor the Shares are registered under the Securities Act of 1933, as amended. This Option is subject to the condition that if at any time the listing, registration or qualification of the Shares covered by this Option upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the purchase or delivery of Shares hereunder, the delivery of any or all Shares pursuant to this Option may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the Shares purchasable or otherwise deliverable under this Option, the Company may require, as a condition of exercise of this Option, that the Optionee represent, in writing, that the Shares received pursuant to this Option are being acquired for investment and not with a view to distribution and agree that the Shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws.
         The Company may endorse on certificates representing Shares delivered pursuant to this Option such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

     11. This Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.


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     IN WITNESS WHEREOF, the Company has executed this Option as of the ____
day of ____, 199_.

                                     NORD PACIFIC LIMITED


                                    By: ______________________________
                                        W. P. Carson
                                        Chief Executive Officer


ATTEST:


__________________________________
James E. Taets
Assistant Secretary


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